Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Nos. 333-135230, 333-36764, 333-70745) on Form S-8 of Oneida Financial Corp. of our report dated March 12, 2010, incorporated by reference in this Annual Report on Form 10-K of Oneida Financial Corp. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Livingston, New Jersey
March 12, 2010